Exhibit (10-16)

THE GILLETTE COMPANY FINANCIAL PLANNING
REIMBURSEMENT PROGRAM

THE GILLETTE COMPANY FINANCIAL PLANNING
REIMBURSEMENT PROGRAM
REVISED OCTOBER 2004
(with amendments adopted through August 21, 2006)

Eligibility
Each executive of the Company who (i) is generally treated as a United States employee for employment and benefit purposes, (ii) is not eligible for the Company's Senior Executive Financial Planning Program, and (iii) is either a grade level 25 or above, or holds any of the following By-Law officer positions in The Gillette Company: Vice President, Internal Auditor, Patent and Trademark Counsel, or Secretary.

Program Benefit
Reimbursement by Company of financial counseling, estate planning, tax preparation, retirement and other related financial planning services for the participant and his/her spouse, domestic partner or dependent children.

Available Providers	Any qualified tax, financial, legal or similar firm selected by participant.
Excluded Services	Brokerage or other investment transaction fees; asset management fees; insurance premiums; services for individuals other than participant, his/her spouse or domestic partner and dependent children.
Maximum Benefit	During employment: $5,000 of reimbursements received in any calendar year.
Following retirement under a Company-sponsored retirement plan: $3,000 of reimbursements received in any calendar year, over the participant's life.

Employees who terminate under the terms of a Company Change of Control Severance plan will receive a lump sum payment of these amounts on or about January 1 annually. An employee who is considered “bridgeable” under the terms of The Gillette Company's Retirement Plan will be eligible to receive the active amount until his or her earliest retirement date.

Tax Effects	Program benefits received by participant will be includable in compensation. The participant is responsible for applicable Federal and State income taxes and FICA taxes.
Termination of Participation	Last day of calendar year in which participant ceases to be an eligible executive, unless participant qualifies for retirement benefits under this program.
Program Amendment and Termination	At discretion of the Company, by action of the Compensation Committee of the Board of Directors, without requirement of advance notice.
Effective Date	January 1, 1999 (for eligible executives on or after such date).

By: /s/ Edward E. Guillet________________
                                        Senior Vice President - Human Resources

[reflects amendments adopted through August 21, 2006]